Exhibit 23

Consent of Wipfli LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-26883) pertaining to the First Federal Capital Bank Savings Investment Plan (the “Plan”) of our report dated June 30, 2004, with respect to the financial statements and supplemental schedule of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

Wipfli LLP

June 30, 2004
La Crosse, Wisconsin